Exhibit 99.1

Celsion Corporation Completes Acquisition of EGEN, Inc.

●	Transaction Forms Fully-Integrated Oncology Discovery and Development Company

●	Creates Multi-Phase Clinical Pipeline with Celsion’s Phase III Product Candidate ThermoDox®and EGEN’s Phase Ib Product Candidate EGEN-001

●	Adds Multiple Therapeutic Platform Technologies: TheraPlas™ for the Delivery of DNA andmRNA, TheraSilence™ for the Delivery of RNA, and RAST™ for Cell Enabled Expression andSecretion of RNA

●	EGEN’s Lead Candidate EGEN-001, A Nanoparticle Comprising IL-12 Plasmid Immunotherapy, in Phase Ib Ovarian Cancer Studies, to Enter Phase I Glioblastoma Study

Lawrenceville, NJ -- June 20, 2014 /PR Newswire/ -- Celsion Corporation (Celsion) (NASDAQ: CLSN), an oncology drug development company, today announced the completion of the acquisition by Celsion of substantially all of the assets of EGEN, Inc. (EGEN), a privately-held biopharmaceutical company focused on the development of nucleic acid-based therapeutics for the treatment of cancer and other difficult to treat diseases. The acquisition includes EGEN’s Phase Ib DNA-based immunotherapy product candidate EGEN-001 and its therapeutic platform technologies, TheraPlas™ for delivery of DNA and mRNA, TheraSilence™ for delivery of RNA, and RAST™ for Cell Enabled Expression and Secretion of RNA.

“Completing the acquisition of EGEN marks a defining event for Celsion, as it brings together leading-edge assets and capabilities with the opportunity to not only advance medicine and patient care in cancer and other serious diseases, but create long-term value for our shareholders,” said Michael H. Tardugno, Celsion’s President and Chief Executive Officer. “Now , all at once a fully integrated development company with assets and capability from feasibility to commercialization, we look forward to advancing our pipeline of chemotherapies, immunotherapies and DNA or RNA-based therapies in the lab and in ongoing or planned Phase III, II and I studies. Our strong balance sheet provides us with an impressive internal development runway, as well as allows us to develop collaborative partnerships leveraging the power of our multiple platforms.”

Under the terms of the agreement, CLSN Laboratories, Inc., a wholly-owned subsidiary of Celsion (CLSN Laboratories), acquired substantially all of the assets and assumed certain specified liabilities of EGEN. At the closing, Celsion issued $8.5 million worth of common stock, representing approximately 15.8% of its outstanding shares, paid approximately $3.0 million in cash to EGEN, and holds back $2.1 million worth of common stock until August 2, 2016 for expense adjustment and certain indemnification claims of Celsion. In addition to the upfront payment, a total of $30.4 million in future milestone obligations are payable to EGEN based on the successful completion of certain clinical development and licensing milestones.

The combination of Celsion and EGEN will create a fully-integrated, oncology-focused research and development company with a multi-phase clinical pipeline, platform technologies for the discovery of novel, nucleic acid-based immunotherapies and other anti-cancer DNA/RNA therapies, and expertise from bench to bedside. The transaction brings to Celsion EGEN's lead, Phase Ib clinical candidate, EGEN-001, an IL-12 plasmid immunotherapy encased in a nanoparticle delivery system, as well as three technology platforms, TheraPlas™, TheraSilence™, and RAST™ for Cell Enabled Expression and Secretion of RNA.

The transaction complements Celsion’s lead development candidate, ThermoDox®, a proprietary heat-activated liposomal encapsulation of doxorubicin, currently in a pivotal, double-blind, placebo-controlled, global Phase III trial (the OPTIMA Study) in primary liver cancer.

CLSN Laboratories has retained all EGEN employees and will be based in Huntsville, Alabama, where Celsion also plans to consolidate all of its analytical service and laboratory functions.

Cantor Fitzgerald & Co. acted as the financial advisor to Celsion. Sidley Austin LLP and O’Melveny & Myers LLP acted as legal counsel to Celsion for this transaction.

About ThermoDox®

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. ThermoDox® is being evaluated in a Phase III clinical trial for primary liver cancer and a Phase II clinical trial for recurrent chest wall breast cancer. Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by radiofrequency ablation (RFA) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor.

About EGEN, Inc.

EGEN, Inc., with laboratories and headquarters in Huntsville, Alabama, is a privately held clinical stage biopharmaceutical company focused on developing therapeutics for the treatment of human diseases. EGEN specializes in the delivery of therapeutic nucleic acids (DNA and RNAi) aimed at specific disease targets. The company has significant intellectual property positions in synthetic carriers, their combination with oligonucleotides, expression vectors and their therapeutic applications. EGEN has research pipeline products aimed at the treatment of various cancer and cardiovascular indications and has collaborations with outside investigators, biotech organizations, and universities on various projects in these areas.  For more information on EGEN, visit their website: www.egeninc.com.

About Celsion Corporation

Celsion is dedicated to the development and commercialization of innovative cancer drugs, including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology.  Celsion has research, license or commercialization agreements with leading institutions, including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, the Kyungpook National University Hospital, the Beijing Cancer Hospital and the University of Oxford.  For more information on Celsion, visit our website: http://www.celsion.com .

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  Readers are cautioned that such forward-looking statements, including, without limitation, statements about the acquisition and the combined company as well as clinical and pre-clinical programs, involve risks and uncertainties. These risks and uncertainties include, without limitation, difficulties and operational and financial risks associated with integrating Celsion and EGEN after completion of the acquisition; unforeseen changes in the course of research and development activities and in clinical trials; the significant expense, time, and risk of failure of conducting clinical trials; the need for Celsion to evaluate its future development plans; termination of the Technology Development Contract or collaboration between Celsion and Hisun at any time; possible changes in cost and timing of development and testing, capital structure, financial condition, working capital needs and other financial items; possible acquisitions or licenses of other technologies, assets or businesses or the possible failure to make such acquisitions or licenses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic reports filed with the Securities and Exchange Commission, including its Form 10-Q filed on May 8, 2014. Celsion assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Investor Contact

Jeffrey W. Church

Senior Vice President and

Chief Financial Officer

609-482-2455

jchurch@celsion.com